EXHIBIT 11

                    CATALINA LIGHTING, INC. AND SUBSIDIARIES

                                   EXHIBIT 11

              SCHEDULE OF COMPUTATION OF DILUTED EARNINGS PER SHARE

                                                                                 Years ended September 30,
                                                            ---------------------------------------------------------
                                                                  2000                1999                1998
                                                            -----------------    ----------------   -----------------
Net income                                                        $2,845,000         $ 6,489,000          $1,102,000

Interest on convertible subordinated notes, net of
  income taxes                                                       250,000             424,000                   -
                                                            -----------------    ----------------   -----------------

Net income for diluted earnings
  per share                                                       $3,095,000         $ 6,913,000          $1,102,000
                                                            =================    ================   =================

Weighted average number of common shares
  outstanding during the year                                      7,607,000           7,252,000           7,128,000

Weighted average number of shares repurchased
    during the year                                                 (533,000)           (197,000)                  -

Shares issuable upon conversion of convertible
  subordinated notes                                                 748,000           1,138,000                   -

Common equivalent shares determined using the
   "Treasury Stock" method representing shares
   issuable upon exercise of stock options and warrants and
   shares issuable under contractual agreements                       597,000             495,000             349,000
                                                            -----------------    ----------------   -----------------

Weighted average number of shares
  used in calculation of diluted earnings
  per share                                                        8,419,000           8,688,000           7,477,000
                                                            =================    ================   =================

Diluted earnings per share                                            $ 0.37              $ 0.80              $ 0.15
                                                            =================    ================   =================

Note
----

Subordinated notes convertible into 1,040,000 common shares were not included for the year ended September 30, 1998 because their effect was anti-dilutive.